Exhibit 99.2
July 31, 2014

Second Quarter 2014 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s second quarter 2014 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call today, July 31, at 8:30 a.m. ET to discuss second quarter 2014 results, business outlook and strategy, to be followed by questions and answers. Participants may access it by dialing domestically 877.359.9508 or internationally 224.357.2393. The passcode is 79525243. Participants are advised to dial into the call at least ten minutes prior to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. If you are unable to listen to the live call, an archived webcast will be available on the Company’s website for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission on

July 31, 2014

March 17, 2014. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA and adjusted free cash flow, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
The second quarter was encouraging as positive trends continued. Both revenue and net income for the quarter were ahead of our expectations. We executed well by accelerating project revenue related to several construction projects in the month of June; and gross margin improved. We expect the effect of the project revenue accelerated in the second quarter to balance out over the remaining quarters of 2014.

Another positive trend was a year-over-year increase in contracted backlog of 23%. Five larger than average projects were signed in the second quarter that together totaled more than $49 million and included the following:

•	A $15 million energy efficiency project that consists of upgrades to 46 buildings for a university in the southwest;

•	An $11.5 million energy efficiency project with the Army National Guard for their headquarters that includes IT system efficiencies, lighting and cooling;

•	A 2 megawatt (MW) solar installation for a leading healthcare services provider that includes eight locations in Hawaii;

•	A comprehensive energy efficiency project for a school district in Virginia that includes building controls, heating ventilation and air conditioning (HVAC), lighting and windows; and

•
An energy efficiency project that consists of upgrades to 36 buildings for a large Midwestern city that includes lighting, controls, building weatherization, mechanical upgrades and retro-commissioning.

July 31, 2014

While a year-over-year increase in contracted backlog is a welcome trend, we remain cautiously optimistic about converting awarded projects to signed contracts as weighted average conversion times have not improved.

As mentioned last quarter, we are using our analytics-driven Software-as-a-Service offering to capture new customers, including Commercial & Industrial, and lower acquisition costs. While we are building the relationship with the customer, we gain an understanding of their energy usage and needs, which allows us to identify project opportunities. One such example in the second quarter was a contract signed with a large food manufacturer that includes a subscription for our intelligent energy analytics platform and an energy efficiency project.

Another trend worth highlighting is distributed generation. We use distributed generation for projects that we either own and operate or develop for customers. The projects include landfill gas (LFG); wastewater to energy; rooftop and ground mount solar; biomass; and combined heat and power (CHP) across several of our reportable segments. Distributed generation revenue increased 20% year-over-year from 2012 to 2013 and represented 22% of our total revenues in 2013. We see this as a continuing trend in our pipeline. For example, the dollar value of solar projects included in the awarded project portion of our total construction backlog at the end of the second quarter increased 27% year-over-year.

We remain on track to deliver 2014 financial results within our guidance and continue to expect to earn revenues in the range of $560 million to $600 million and net income to be in the range of $8 million to $14 million in 2014. Our guidance assumptions for the second half of 2014 are as follows:

•	Project revenues from contracted backlog of approximately $195 million;

•	Project revenues from awarded projects and proposals in the range of $30 million to $55 million;

•	The remainder of revenues from all other service offerings;

•	Gross margin in the range of 18-20%; and

•	An effective income tax rate in the range of 1-3%.

Second Quarter Financial Performance
Certain prior period results in these prepared remarks have been revised as compared to previously reported results. See the section titled Reclassification of Consolidated Statement of Cash Flows below. In addition, we modified our segment reporting during the fourth quarter of 2013 to be more in line with how we manage our business. Our reportable segments are as follows: U.S. Regions, U.S. Federal, Canada, Small-Scale Infrastructure, and All Other.

Revenues for the second quarter of 2014 were $142.6 million, compared to $126.3 million in 2013, or an increase of 13%. The year-over-year change in revenue was primarily due to an

July 31, 2014

acceleration of revenue recognition for projects in construction and four new renewable energy plants that were placed into operation during the first half of 2014.

Revenues from all other service offerings, which includes Small-Scale Infrastructure, integrated-PV, operations & maintenance (O&M), Enterprise Energy Management (EEM) and consulting services, increased 13% in the second quarter to $52.3 million. We continue to expect revenues from all other service offerings to increase 6% in 2014 using the mid-point of our guidance assumption for revenues from all other service offerings. Please see additional details about each offering below.

Small-Scale Infrastructure includes small-scale renewable energy plants that we have designed and developed for our own portfolio, which consists of LFG, wastewater to energy and solar facilities.

Revenue from Small-Scale Infrastructure increased by 39% year-over-year in the second quarter. Two renewable energy plants were placed into operation during the second quarter of 2014. We continue to expect revenue for Small-Scale Infrastructure to increase more than 20% in 2014 due to the four renewable energy plants placed into operation during the first half of the year.

Revenue from integrated-PV is included in our all other segment. Integrated-PV revenue increased by 10% year-over-year in the second quarter. While second quarter revenue growth was strong, we are beginning to see the effects of the U.S.-China solar tariff issue on the availability of supply. As such, we now expect integrated-PV revenues to be flat to slightly up in 2014.

Revenue from O&M includes operations and maintenance activities from the following segments: U.S. Regions, U.S. Federal, and Canada. O&M revenue was flat year-over-year. We continue to expect 2014 O&M revenue to be consistent with 2013.

For the year-to-date ended June 30, 2014, revenues were $243.3 million, compared to $236.4 million in 2013, or an increase of 3%. The year-over-year increase was primarily related to the same reasons second quarter revenue increased year-over-year.

Gross margin for the second quarter was 19.6%, compared to 18.5% a year ago. Gross margin benefited from a favorable mix of higher margin projects and service offerings. The quarter also included $1 million received as a partial recovery related to the customer warranty issue discussed in our prepared remarks for both the fourth quarter of 2013 and the first quarter of 2014.

July 31, 2014

Operating expenses for the second quarter decreased to $24.2 million from $25.3 million a year ago. The decrease was primarily attributable to lower professional fees, project development costs and salaries and benefits.

Second quarter 2014 operating income was $3.8 million, compared to an operating loss of $1.9 million in 2013. The reasons for the improvement are stated above.

Year-to-date operating expenses decreased slightly to $48.5 million from $48.9 million a year ago. The decrease was primarily due to a $2 million decrease in salaries and benefits, which was partially offset by severance charges recognized in the first quarter of 2014.

The year-to-date 2014 operating loss was $3.0 million, compared to an operating loss of $4.0 million in 2013. The year-over-year comparison improved due to a return to operating income in the second quarter, which partially offset the operating loss in the first quarter.

Second quarter 2014 adjusted EBITDA, a non-GAAP financial measure, was $10.3 million, compared to $3.3 million in 2013. The year-over-year improvement in EBITDA was primarily related to an improvement in operating income and a decrease in cash operating expenses.

Year-to-date 2014 adjusted EBITDA was $9.4 million, compared to $7.6 million in 2013. Year-to-date adjusted EBITDA improved for the same reasons as for the second quarter.

Second quarter 2014 net income was $2.7 million, compared to a net loss of $1.8 million in 2013. Year-over-year growth in net income is primarily related to higher revenue and improved operating efficiencies.

Second quarter 2014 net income per diluted share was $0.06, compared to a loss per share of $0.04 in 2013.

The year-to-date 2014 net loss was $5.6 million, compared to a net loss of $3.7 million in 2013. Higher year-over-year operating income was offset by an increase in both other expenses and income taxes. The increase in other expenses was primarily related to interest expense, while year-to-date 2014 income taxes included a small income tax provision, compared to an income tax benefit of $1.2 million in 2013.

The year-to-date 2014 net loss per basic and diluted share was $0.12, compared to a loss per share of $0.04 in 2013.

The second quarter effective tax rate for 2014 was 8.9%. The year-to-date 2014 effective tax rate was 0.6%. We expect the effective tax rate in 2014 to be in the range of 1-3%. The difference between the statutory tax rate and the effective tax rate is related to tax credits.

July 31, 2014

We generated $5.9 million in cash from operating activities year-to-date in 2014. Adjusted free cash flow, a non-GAAP financial measure, was $18.7 million for year-to-date 2014, which reflects $14.0 million in proceeds from Federal Energy Savings Performance Contract (ESPC) projects.

We invested $2.6 million in renewable energy project assets during the second quarter and $11.0 million year-to-date that we will own and operate. We now expect to invest $15-25 million in new assets in 2014.

During the second quarter, we paid $8.0 million on the revolver portion of our senior secured credit facility, which brought the balance down to zero.

We ended the second quarter with a fully-contracted backlog of $399.4 million, which was an increase of 23% year-over-year. During the second quarter, we converted approximately $94.6 million of awards to signed contracts and project revenues from backlog was approximately $90.3 million. The weighted average conversion time of an awarded project to a signed contract for contracts signed in the second quarter was 15 months, which was consistent with the first quarter. The average project size for projects signed in the second quarter was $3 million, compared to $5 million in the first quarter.

Closing Remarks
The U.S. energy policy and regulatory environment continues to be generally favorable towards supporting near-term and long-term market opportunities for energy efficiency, distributed generation and renewable energy, as demonstrated by three recent Federal announcements.

In May, President Obama announced an additional $2 billion goal for the Federal Government’s use of ESPCs and Utility Energy Service Contracts (UESCs) through 2016 as part of the President’s Better Buildings Challenge. We believe Ameresco is well positioned to support this renewed Federal goal.

In June, the EPA released a proposal regarding Section 111(d) of the Clean Air Act aimed at reducing carbon emissions from the U.S. power sector by 30% by 2030 from 2005 levels. The EPA has proposed state specific emission reduction goals and has included demand-side energy efficiency and distributed generation within the four building blocks that can be utilized by states in their carbon reduction plans. We believe Ameresco is well positioned to support energy efficiency and distributed generation initiatives that are expected to develop over the long-term as the EPA works towards finalizing its proposal and implementing its plans.

In July, the EPA released its final rule for Renewable Fuel Standards (RFS), which expanded the number of renewable fuels that qualify as cellulosic. Compressed natural gas, liquefied natural gas and electricity used to power electric vehicles produced from biogas from landfills

July 31, 2014

or digesters now qualify for cellulosic renewable identification numbers (RINs) that fuel producers may purchase to help meet RFS volume requirements.
While there are a number of project specific variables to analyze in order for Ameresco to determine the opportunity, the most significant variable is that biogas must contain the proper quality and quantity to economically process into a high British Thermal Unit (BTU) gas product of similar specification to natural gas. Ameresco is experienced with operating the technology used to convert biogas to high BTU gas as it is similar to a process we are using currently for a wastewater to energy facility.
In anticipation of this rule, we have been exploring the possibility of making the necessary capital improvements in the near-term that would allow us to convert the landfill gas output to high BTU gas for a few of our assets where we believe there is an opportunity. We will provide an update on our progress over the next few quarters. Going forward, we believe that the option of converting raw landfill gas and wastewater digester output to high BTU gas, and potentially sold as RINs, could improve the overall economics of landfill gas and digester projects and increase demand as a result.

We remain confident in our ability to meet the demand that aging infrastructure and distributed generation creates. A favorable policy environment helps to reinforce that confidence while also enhancing awareness across our customer base.

We believe Ameresco is well positioned to take advantage of opportunities in the market as a trusted sustainability partner due to:

•	Our comprehensive service offerings that drive bottom line results;

•	Our broad technical expertise that leads to project versatility and stronger qualifications; and

•	Our innovative approach that can address the customer’s entire spectrum of energy requirements while supporting their financial goals.

As a result, we believe that over time we will create greater shareholder value while benefiting from a strong market position.

July 31, 2014

Reclassification of Consolidated Statement of Cash Flows
Certain prior period cash flow information included in the accompanying tables has been revised from amounts previously reported to reflect a change in the manner that we present the amounts to be paid by various U.S. Federal Government agencies for work performed and earned by us under specific energy savings performance contracts on the consolidated statements of cash flows.  We previously classified the advances from the investors in these projects as operating cash flows; however, we concluded during the fourth quarter of 2013 that these advances would be better classified as financing cash flows. The use of the cash received under these arrangements to pay project costs continues to be classified as operating cash flows.

The following is a summary of the impact of the change on the previously reported amounts in our consolidated statements of cash flows:

Reclassification of Consolidated Statement of Cash Flows
(in thousands)
Six Months Ended June 30, 2013
	As Reported	Adjustment	Revised
Cash flows from operating activities	$(18,820)	$(20,127)	$(38,947)
Cash flows from financing activities	13,578	20,127	33,705

Revenues by Product Line

Revenues by Product Line
(in thousands)
Three Months Ended June 30,
	2014	2013
Energy Efficiency	$103,742	$85,251
Renewable Energy	38,816	41,001

Six Months Ended June 30,
	2014	2013
Energy Efficiency	$168,492	$155,072
Renewable Energy	74,797	81,316

July 31, 2014

Revenues by Segment

Revenues by Segment
(in thousands)
Three Months Ended June 30,
	2014	2013
U.S. Regions	$62,785	$68,100
U.S. Federal	24,791	12,745
Canada	19,768	16,125
Small-Scale Infrastructure	14,206	10,230
All Other	21,008	19,052
Total Revenues	$142,558	$126,252

Six Months Ended June 30,
	2014	2013
U.S. Regions	$103,791	$122,798
U.S. Federal	36,141	25,708
Canada	36,067	29,785
Small-Scale Infrastructure	25,355	20,574
All Other	41,935	37,523
Total Revenues	$243,289	$236,388

GAAP to Non-GAAP Reconciliation

Adjusted EBITDA:
(in thousands)
Three Months Ended June 30,
	2014	2013
Operating income	$3,782	$(1,910)
Depreciation and amortization of intangible assets	5,836	4,580
Stock-based compensation	707	665
Adjusted EBITDA	$10,325	$3,335
Adjusted EBITDA margin	7.2%	2.6%

Six Months Ended June 30,
	2014	2013
Operating income	$(3,003)	$(3,992)
Depreciation and amortization of intangible assets	10,985	10,278
Stock-based compensation	1,425	1,336
Adjusted EBITDA	$9,407	$7,622
Adjusted EBITDA margin	3.9%	3.2%

July 31, 2014

GAAP to Non-GAAP Reconciliation

Adjusted free cash flow:
(in thousands)
Three Months Ended June 30,
	2014	2013
Cash flows from operating activities	$3,582	$(5,327)
Less: purchases of property and equipment	(929)	(446)
Plus: proceeds from federal ESPC projects	10,454	6,811
Adjusted free cash flow	$13,107	$1,038

Six Months Ended June 30,
	2014	2013
Cash flows from operating activities	$5,934	$(38,947)
Less: purchases of property and equipment	(1,195)	(1,540)
Plus: proceeds from federal ESPC projects	13,976	13,366
Adjusted free cash flow	$18,715	$(27,121)

Explanation of Non-GAAP Financial Measures
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the GAAP to non-GAAP Reconciliation in the tables above.

We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, impairment of goodwill and stock-based compensation expense. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting

July 31, 2014

methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, goodwill impairment and stock-based compensation expense.

Our management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

Adjusted Free Cash Flow
We define adjusted free cash flow as cash flows from operating activities, less purchases of property and equipment, plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted free cash flow as a measure of operating performance because it captures all sources of cash associated with our revenue generated by operations.